Filed pursuant to Rule 424(b)(3)

Registration No. 333-295364

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 4, 2026)

PROFUSA, INC.

179,272,293 Shares of Common Stock for Resale by the Selling Stockholders

This prospectus supplement amends and supplements certain information contained in the prospectus dated May 4, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-295364). The Prospectus and this prospectus supplement relate to the offer and resale from time to time, of up to 179,272,293 shares of our Common Stock, par value $0.0001 per share (“the Common Stock”), by the selling stockholders identified in the Prospectus (the “Selling Stockholder”). The Common Stock being offered for resale consists of:

i. Up to 150,568,827 shares of Common Stock by Ascent Partners Fund LLC, whom we refer to in this prospectus as “Ascent,” pursuant to a common stock purchase agreement, dated as of July 28, 2025 and amended on December 22, 2025, we entered into with Ascent, which we refer to in this prospectus as the ELOC Purchase Agreement;

ii. Up to 20,027,859 shares of our Common Stock by Ascent issuable upon conversion of certain convertible promissory notes, with an aggregate principal value of approximately $7.0 million as of the date of this prospectus (the “Ascent Notes,” and upon conversion, the “Ascent Conversion Shares”);

iii. Up to 3,333,333 shares of our Common Stock by Ascent issuable upon exercise of that certain warrant, dated April 20, 2026, issued to Ascent in connection with Amendment No. 4 to the PIPE Subscription Agreement (the “Ascent Inducement Warrant”, and upon exercise, the “Ascent Inducement Warrant Shares”); and

iv. Up to 5,342,274 shares of Common Stock by NorthView Sponsor I, LLC (the “Sponsor”) issuable upon conversion of certain convertible promissory notes, with an aggregate principal value of approximately $1.9 million (the “Sponsor Notes,” and upon conversion, the “Sponsor Conversion Shares”).

We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder. However, we may receive up to $100,000,000 in aggregate gross proceeds from sales of the Purchase Shares to Ascent that we may, in our discretion, elect to make, from time to time, pursuant to the ELOC Purchase Agreement.

The Selling Stockholders may sell or otherwise dispose of the shares of Common Stock described in the Prospectus and this prospectus in a number of different ways and at varying prices. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the SEC on May 8, 2026 (the “May 8 Current Report”), our Current Report on Form 8-K, filed with the SEC on May 15, 2026 (the “May 15 Current Report”) and our Current Report on Form 8-K, filed with the SEC on May 18, 2026 (the “May 18 Current Report”). Accordingly, we have attached the May 8 Current Report, May 15 Current Report and May 18 Current Report to this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PFSA.” On May 15, 2026, the last sale price for our common stock as reported on the Nasdaq Capital Market was $0.45 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for the Prospectus and this prospectus supplement and may elect to do so in future filings.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). As a result, we are eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies. See further discussion below.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” section of the Prospectus, and under similar headings in any amendment or supplements thereto, and in our most recent Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 18, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2026

PROFUSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41177	86-3437271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, Suite A

Berkeley, CA 94710

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (925) 997-6925

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PFSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On May 6, 2026, Profusa, Inc. (the “Company”) received a decision letter from the Nasdaq Hearings Panel (the “Panel”) of The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company an exception to continue its listing on Nasdaq, subject to certain interim milestones and the Company’s compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) and Nasdaq Listing Rule 5550(b)(2) (the “Equity Rule”) in lieu of compliance with the market value of listed securities alternative under Nasdaq Listing Rule 5550(b)(1) by July 6, 2026 (the “Decision Letter”).

The Decision Letter further provides that during the exception period the Company must promptly notify Nasdaq of any significant events that may affect the Company’s ability to meet the terms of the exception, and that the Panel may reconsider the terms of the exception based on subsequent developments. The Decision Letter also notifies the Company of its right to request review by the Nasdaq Listing and Hearing Review Council by submitting a written request for review within 15 days of the date of the Decision Letter and paying the required fee.

The Company is evaluating the conditions set forth in the Decision Letter and intends to take the actions necessary to seek to evidence compliance with all applicable listing criteria within the time periods specified by the Panel. There can be no assurance that the Company will be able to do so.

On May 8, 2026, the Company issued a press release announcing the Decision Letter. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s plans and intentions to satisfy the conditions set forth in the Decision Letter, its efforts to regain compliance with Nasdaq listing standards, the timing and outcome of any reverse stock split, financings or other transactions, and the Company’s ability to maintain its Nasdaq listing. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in such statements, including but not limited to the Company’s ability to obtain the required stockholder approvals, execute its compliance plan within the timeframes specified by the Panel, effect and maintain compliance with the Bid Price Rule and other applicable listing requirements, complete anticipated transactions, and other factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 8, 2026	Profusa, Inc.

	By:	/s/ Ben Hwang
	Name:	Ben Hwang
	Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2026

PROFUSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41177	86-3437271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, Suite A

Berkeley, CA 94710

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (925) 997-6925

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PFSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On May 13, 2026, Profusa, Inc. (the “Company”) received a letter (the “Transfer Confirmation Letter”) from the Hearings Advisor of The Nasdaq Stock Market LLC (“Nasdaq”) confirming that the Company has complied with the May 11, 2026 deadline to file an application to transfer to The Nasdaq Capital Market as required by the May 6, 2026 decision of the Nasdaq Hearings Panel (the “Panel”). Pursuant to the Transfer Confirmation Letter, the Company will be transferred to The Nasdaq Capital Market effective at the open of market on May 15, 2026.

As previously disclosed, on May 6, 2026, the Company received a decision letter (the “Decision Letter”) from the Panel granting the Company an exception to continue its listing on Nasdaq, subject to certain interim milestones in connection with the Company’s compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) and Nasdaq Listing Rule 5550(b)(2) (the “Equity Rule”) in lieu of compliance with the market value of listed securities alternative under Nasdaq Listing Rule 5550(b)(1). The Decision Letter also required the Company to take the action described above to file an application to transfer to The Nasdaq Capital Market by May 11, 2026.

The Company continues to evaluate the conditions set forth in the Decision Letter and intends to take the actions necessary to evidence compliance with all applicable listing criteria within the time periods specified by the Panel. There can be no assurance that the Company will be able to do so, or that the Company’s common stock will remain listed on The Nasdaq Capital Market.

On May 15, 2026, the Company issued a press release announcing the Transfer Confirmation Letter. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s transfer to The Nasdaq Capital Market, the Company’s plans and intentions to satisfy the conditions set forth in the Decision Letter, its efforts to regain compliance with Nasdaq listing standards, the timing and outcome of any reverse stock split, financings or other transactions, and the Company’s ability to maintain its Nasdaq listing. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in such statements, including but not limited to the Company’s ability to obtain the required stockholder approvals, execute its compliance plan within the timeframes specified by the Panel, effect and maintain compliance with the Bid Price Rule and other applicable listing requirements, complete anticipated transactions, and other factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 15, 2026	Profusa, Inc.

	By:	/s/ Ben Hwang
	Name:	Ben Hwang
	Title:	Chief Executive Officer

2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2026

PROFUSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41177	86-3437271
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, Suite A

Berkeley, CA 94710

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (925) 997-6925

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PFSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On May 18, 2026, Profusa, Inc. (the “Company”) submitted an Advance Notice to Ascent Partners Fund LLC (“Ascent”) requesting that Ascent purchase shares of the Company’s common stock under the equity line of credit arrangement between the Company and Ascent set forth in that certain Securities Purchase Agreement, dated as of July 28, 2025 and amended on December 22, 2025 (the “SPA”). For Advance Notices issued during May 2026 with payment upon share delivery, the Company agreed (i) that the Purchaser shall allow an Advance Notice for up to 9.99% of the shares outstanding at the time of said Advance Notice (subject to a cap of $300,000 per Advance Notice), (ii) that the purchase price for the shares will be funded upon delivery of the shares to Ascent prior to the end of the pricing period, rather than upon Ascent’s subsequent exit or sale of such shares, with Ascent remitting within one trading day 97% of the lowest volume-weighted average price (“VWAP”) of the common stock in the ten trading days prior to the Advance Notice date times the number of shares requested, and (iii) to include a price adjustment mechanism (the “True-Up Mechanism”) such that if 97% of the lowest VWAP of the common stock during the period starting on the closing date and ending on the date when Ascent has entered into committed, binding trades to sell all of the purchased shares (the “Adjustment Period”) is lower than the closing price, then the Company will issue additional shares to Ascent so that the aggregate number of shares received by Ascent equals the number of shares it would have received if the closing price had been equal to such adjusted price.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 18, 2026	Profusa, Inc.

	By:	/s/ Ben Hwang
	Name:	Ben Hwang
	Title:	Chief Executive Officer

2